AMENDMENT NO. 5 TO INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 5 made as of the 28th day of April 2016 to the Investment Advisory Agreement dated October 29, 2012 (the “Agreement”), as amended December 15, 2014, May 1, 2015, July 23, 2015 and October 28, 2015, between Aspiriant Trust (formerly Aspiriant Global Equity Trust) and Aspiriant, LLC.

WHEREAS, the parties desire to amend the Agreement to modify Schedule A thereto to reflect the addition of a new Fund and to reflect a decrease in fee for an existing Fund;

NOW, THEREFORE, the parties hereto agree to amend the Agreement by deleting the existing Schedule A in its entirety and replacing it with the following:

SCHEDULE A

As compensation for the Adviser’s services under the Agreement, the Trust will pay to the Adviser a monthly fee at an annual rate based on the average daily net assets of the respective Fund as follows:

Fund	Fee
Aspiriant Risk-Managed Global Equity Fund (decrease effective July 1, 2016)	0.40%
Aspiriant Risk-Managed Municipal Bond Fund (decrease effective July 1, 2016)	0.30%
Aspiriant Defensive Allocation Fund (new series effective November 16, 2015)	0.10%

AGREED AND ACCEPTED:

Aspiriant Trust

By:	/s/ Robert J. Francais
Robert J. Francais
President

Aspiriant, LLC

By:	/s/ Bret Magpiong
Bret Magpiong
Chief Financial Officer